Exhibit 4.2

VERSAR, INC.

2005 STOCK INCENTIVE PLAN

_______________________________

Restricted Share Award Agreement

______________________________

Award No.

You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement”), and in the Versar, Inc. 2005 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Versar, Inc. (the “Company”) or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

1.	Specific Terms. Your Restricted Shares have the following terms:
Name of Participant
Number of Shares Subject to Award
Purchase Price per Share (if applicable)	Not applicable.
Award Date
Vesting

At the rate of __% on each of the next ___ anniversaries of the Award Date; subject to acceleration as provided in the Plan and in Section 2 below, to any shareholder approval condition in the Plan, and to your Continuous Service not ending before the vesting date.

Lifetime Transfer	☐ Allowed in accordance with Section 9 below. ☐ Not allowed.
Deferral Elections	☐ Allowed in accordance with Section 8(g) of the Plan. ☐ Not allowed.

Restricted Share Award Agreement

Versar, Inc.

2005 Stock Incentive Plan

2.            Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

•	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 22(e)(3) of the Code;

•	___% vested if your Continuous Service ends due to your retirement at or after you have attained the age of ___ and completed at least ___ full years of Continuous Service;

•	according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination	Portion of Your Award
Occurs (by reference to Date of Award)	As to which Vesting Accelerates

3.            Dividends. Any cash dividends on your Restricted Shares will be held by the Company (unsegregated as part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to you as soon as practicable after such period lapses (if not forfeited).

4.            Investment Purposes. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.

5.            Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The Company may, in its discretion, hold such Restricted Shares in escrow until vesting occurs.

6.            Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

7.            Long-term Consideration for Award. The Participant recognizes and agrees that the Company’s key consideration in granting this Award is securing the long-term commitment of the Participant to serve as a trusted executive officer who will advance and promote the Company’s business interests and objectives. Accordingly, the Participant agrees that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the

Restricted Share Award Agreement

Versar, Inc.

2005 Stock Incentive Plan

Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)         Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

(b)         Confidential Information. The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

(c)         Non-Solicitation of Customers. The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment. The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)         Non-Solicitation of Employees. The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

Restricted Share Award Agreement

Versar, Inc.

2005 Stock Incentive Plan

(e)         Survival of Commitments; Potential Recapture of Award and Proceeds. The Participant acknowledges and agrees that the terms and conditions of this Section 6 regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Restricted Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;
(ii)	recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;
(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f)          Acknowledgement. The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

8.             Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election.

9.             Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.  Notwithstanding the foregoing, the Participant may transfer this Award (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law,

Restricted Share Award Agreement

Versar, Inc.

2005 Stock Incentive Plan

and shall include adoptive relationships.  Any transferee of the Participant's rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

10.          Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

11.          Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Shares awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

12.          Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

13.          Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.          Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

14.	Headings. Headings shall be ignored in interpreting this Award Agreement.

15.          Severability. Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16.          Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

17.          Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Virginia (disregarding any choice-of-law provisions).

Restricted Share Award Agreement

Versar, Inc.

2005 Stock Incentive Plan

18.          Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

Restrictions on Transfer.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

VERSAR, INC.

By: ____________________________________
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this                                                                        Award Agreement and the Plan.

By: ____________________________________

Name of Participant: ________________________